STANDEX INTERNATIONAL CORPORATION ● SALEM, NH 03079 ● TEL (603) 893-9701 ● FAX (603) 893-7324 ● WEB www.standex.com

Contact:

Thomas DeByle, CFO

                    FOR IMMEDIATE RELEASE

(603) 893-9701

email:  InvestorRelations@Standex.com

STANDEX REPORTS CONTINUED MARGIN IMPROVEMENT ON
16% SALES DECLINE IN FIRST QUARTER FISCAL 2010

NON-GAAP NET INCOME FROM CONTINUING OPERATIONS IMPROVES BY 6.4%YEAR-OVER-YEAR;

REDUCES NET DEBT BY $6.1 MILLION IN Q1 2010;

REPORTS SIGNS OF IMPROVED DEMAND ENVIRONMENT

SALEM, NH – October 22, 2009 . . . . Standex International Corporation (NYSE:SXI) today reported financial results for the first quarter of fiscal year 2010.

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Net sales for the first quarter of fiscal 2010 decreased 15.8% to $152.1 million from $180.7 million in the first quarter of fiscal 2009.

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Income from operations for the first quarter of fiscal 2010 increased 21.5% to $13.1 million from $10.8 million in the first quarter of last year.  Operating income for the first quarter of 2010 includes a $1.6 million pre-tax restructuring charge related to the closure of two facilities.  Operating income for the first quarter of last year includes a $4.3 million pre-tax restructuring expense, related to the closure of three facilities.  Excluding these restructuring charges from both reporting periods, the company’s non-GAAP income from operations decreased 3.0% from the prior year quarter to $14.6 million.  A reconciliation of all non-GAAP financial metrics from reported GAAP amounts is included later in this release.

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Net income from continuing operations for the first quarter of fiscal 2010, including the $1.6 million restructuring charge, increased 18.2% to $8.4 million, or $0.67 per diluted share. This compares with $7.1 million, or $0.57 per diluted share, in the first quarter of fiscal 2009.  Excluding the after-tax restructuring charges from both quarters and a life insurance benefit in the first quarter of fiscal 2009, the company reported a 6.4% increase in non-GAAP net income from continuing operations to $9.4 million, or $0.75 per diluted share, for the first quarter of fiscal 2010.

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Net income for the first quarter of fiscal 2010 increased to $9.8 million, or $0.78 per diluted share, from $5.0 million, or $0.40 per diluted share, in the first quarter of fiscal 2009.  Net income for the first quarter of fiscal 2010 includes a $2.3 million benefit ($1.4 million net of tax) to discontinued operations for a partial insurance recovery related to the Company’s environmental remediation activity in Cleveland, Ohio.  Net income for the first quarter of fiscal 2009 included a $3.0 million expense ($2.0 million net of tax) charged to discontinued operations related to the environmental remediation activity.

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EBITDA (earnings before interest, income taxes, plus depreciation and amortization) increased 8.6% to $17.0 million in the first quarter of fiscal 2010 from $15.7 million in the first quarter a year ago.  Excluding the restructuring expense from both quarters and life insurance benefit from the first quarter of fiscal 2009, EBITDA for the quarter was $18.6 million, down 1.8% versus the prior year quarter.

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Net working capital (defined as accounts receivable plus inventories less accounts payable) was $108.9 million at the end of the first quarter of fiscal 2010 compared with $135.8 million in September of the prior year.  Working capital turns increased to 5.6 turns from 5.3 turns for the first fiscal quarter of 2009.

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Net debt (defined as short-term debt plus long-term debt less cash) decreased to $79.2 million at September 30, 2009 from $85.3 million at June 30, 2009.  The Company’s balance sheet leverage ratio of net debt to total capital was 29.5% at September 30, 2009 compared with 32.6% at June 30, 2009.

Management Comments

“Our first-quarter results underscore the success of our performance improvement strategy,” said Roger Fix, president and chief executive officer.  “Despite a 16% year-over-year sales decline, our streamlined cost structure enabled us to deliver improved profitability and a second consecutive quarter of margin enhancement.  Non-GAAP net income from continuing operations grew by 6.4% on a year-over-year basis and our adjusted EBITDA margin improved by 174 basis points.  These positive year-over-year comparisons are especially significant in light of the fact that most of our business units had not yet felt the impact of the global economic recession in the first quarter of fiscal 2009.”

“A key component of our performance improvement strategy is to streamline our manufacturing footprint,” continued Fix.  “We further optimized our manufacturing in the first quarter with the consolidation of our BG Labs acquisition into our Cincinnati, Ohio Electronics facility.  At our Food Service Equipment Group, we  expect the transfer of our Dallas APW Wyott facility into Nogales, Mexico to be completed by the end of the calendar year.  We also began a series of restructuring activities during the first quarter at our European Engraving operations that will continue through fiscal 2010.  We currently anticipate spending $4 to $5 million in restructuring projects in fiscal 2010, which we expect will collectively generate incremental annual savings of approximately $4 million.1  The cost reduction initiatives completed in FY09 coupled with those planned for FY10 will deliver in excess of $40 million in annual sustainable cost savings.”

“We are cautiously optimistic about our top-line performance,” continued Fix.1  “In addition to seeing a recent increase in sales activity at several of our business units, our year-over-year revenue decline in the first quarter was not as significant as in the third and fourth quarters of fiscal 2009.  In Q1 of this year, revenues were down by 16%, while in Q3 and Q4 they fell by approximately 22% each quarter.  Therefore, we believe that we may have begun to see the very early signs of an improvement in our revenue performance.” 1

“We also maintained our steadfast commitment to managing working capital, generating cash and paying down debt,” said Fix.  “We reduced our net debt by $6.1 million to $79.2 million during the quarter.  During the past 12 months we have reduced net debt by approximately $36 million and at the same time, improved our net debt to capital ratio from 34.4% to 29.5%”

Segment Review

Note:  During the fourth quarter of 2009, the Company evaluated its reporting segments and determined that the Engineering Technologies Group (formerly part of the Engineered Products Group along with the Electronics operating segment) met the quantitative thresholds under GAAP to be separately disclosed as a reportable segment.  Additionally, the Hydraulics Products Group no longer meets the thresholds, and as of the fourth quarter of fiscal 2009 is now aggregated with the Electronics operating segment and reported as Electronics and Hydraulics.  Amounts applicable to the first quarter of 2009 have been reclassified to conform to the new segment presentation.

Food Service Equipment Group revenues decreased by 9.8% while operating income improved by 37.5% for the first quarter.

“Although sales continued to be down versus the prior year, we did demonstrate sequential improvement in sales compared to the fourth quarter of fiscal 2009.  At the same time, the group posted a 500 basis point improvement in operating income margin as a result of a plant consolidation, headcount reductions, material cost savings and productivity improvements we implemented in fiscal 2009,” said Fix.  “In the first quarter, we made good progress in increasing our penetration of dealer buying groups on the hot side of the business and also continued to penetrate the Yum! brands restaurants, where we have a significant pipeline of refrigeration and merchandising projects.”

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“Looking ahead, we believe that our cost-reduction efforts will continue to yield positive bottom-line benefits for the Food Service Equipment Group,” 1 Fix said.  “We have three near-term initiatives underway in order to organically grow this business.  These include increasing market share and accessing new markets, enhancing our presence in strategic channels, and introducing new products.  We believe that when the market fully recovers, we will be in an excellent position to leverage stronger sales volume across a much leaner organization.” 1

The Engraving Group’s year-over-year sales declined 11.0% in the first quarter and income from operations was down 2.8%.

“The year-over-year sales decline is reflective of the weak demand environment for new automotive platform projects worldwide,” said Fix.   “However, we did demonstrate sequential improvement in sales over the fourth quarter of fiscal 2009 and began to see some strengthening of sales in Europe.”

“Although sales were down 11%, operating income was down only 2.8% and operating income margin increased by 104 basis points for two reasons.  First, in North America we benefited from three plant consolidations, significant headcount and cost reductions as well as productivity improvements that we implemented during the past year.  Second, in Europe, we benefited from product mix associated with the stronger sales volume to automotive customers.  We have begun our restructuring efforts in Europe, which should drive further bottom-line gains.” 1

Engineering Technologies Group revenue for the first quarter was up 12.2% year-over-year while operating income improved by 48.2%.

“Engineering Technologies Group recorded solid top-line growth in the quarter as we reported strong sales to the energy end-market,” said Fix.  “Operating income improved substantially – up 48% year-over-year – benefiting from strong volume leverage and improved productivity.  Operating income margin for the Engineering Technologies Group improved 470 basis points from the first quarter of 2009.”

“We are optimistic about our prospects for the Engineering Technologies Group,” 1 added Fix.  “The stalled NASA/Teledyne Brown project we discussed last quarter has been taken off hold,  and we expect to record related shipments in our third fiscal quarter.1  We continue to see strong demand across all of the group’s end user markets and expect good growth in fiscal 2010.”

The Electronics and Hydraulics Group reported a 40.7% year-over-year decline in revenues and a 67.1% decline in operating profit for the quarter.

“Although Electronics sales continued to be negatively affected by weakness in the housing sector, we are beginning to see some pick-up in demand across most of our end-markets, including automotive and industrial applications,” Fix said.  “Despite the year-over-year sales decline, the Electronics business remained profitable as a result of the cost reductions and plant consolidations we implemented during the past several quarters.”

“Our Hydraulics business continues to be affected by weakness in our end markets in both North America and internationally,” said Fix.  “We still have very limited visibility, and we do not expect any near-term improvement in the top line.” 1

Air Distribution Products Group (“ADP”) sales for the quarter declined by 39.8% as a result of the continued severe downturn in the new residential construction market.  The Group maintained profitability in the first quarter of fiscal 2010.

“While recent housing data indicates that we may be beginning to see the early signs of a recovery in the housing market, we cannot be sure as to when the timing of an eventual recovery will manifest itself in our financial results,” said Fix.1 “In the meantime, we are continuing to focus on what we can control – our costs.  We are more encouraged by ADP’s operating income this quarter than the financial results would indicate.  Year-over-year operating income comparisons are challenging as the first quarter of 2009 benefited from price increases implemented in the prior year and lower cost metal on hand.  Looking ahead, we are continuing to drive incremental share gains through aggressive sales efforts and the introduction of new products.”

Looking Forward

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“We are cautiously optimistic as we look ahead in fiscal 2010,” 1 Fix said.  “We continue to see an increase in basic quoting and booking activity in a number of our business units.  The FY09 and FY10 cost reductions will deliver a total of $40 million in annual sustainable cost savings.  Through these cost reduction initiatives we have permanently re-positioned the cost structure of Standex.  Our leaner cost structure not only allows us to achieve profitability on substantially lower sales volume in the near term, but it positions us for accelerated growth once market conditions significantly improve.1  In the meantime, we are continuing to identify and capture growth opportunities across our businesses.  We also will remain sharply focused on improving working capital, generating cash and reducing debt.”

Conference Call Details

Standex will host a conference call for investors today, Thursday, October 22, at 10:00 a.m. ET.  On the call, Roger Fix, president and CEO, and Thomas DeByle, CFO, will review the company’s financial results, and business and operating highlights.  Investors interested in listening to the webcast should log on to the “Conference Calls” tab in the “Investor Relations” section of Standex’s website, located at www.standex.com.  The Company's slide show accompanying the web cast audio also can be accessed via its website.  To listen to the playback, please dial (888) 286-8010 in the U.S. or (617) 801-6888 internationally; the passcode is 70494031.  The replay also can be accessed in the “Investor Relations” section of the company’s website, located at www.standex.com.

Use of Non-GAAP Financial Measures

EBITDA, which is "Earnings Before Interest, Taxes, Depreciation and Amortization," non-GAAP income from operations, non-GAAP net income from continuing operations , net working capital, net debt, and net debt to capital are non-GAAP financial measures and are intended to serve as a complement to results provided in accordance with accounting principles generally accepted in the United States.  Standex believes that such information provides an additional measurement and consistent historical comparison of the company's performance. A reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measures is available in this news release.

About Standex

Standex International Corporation is a multi-industry manufacturer in five broad business segments:  Food Service Equipment Group, Air Distribution Products Group, Engineering Technologies Group, Engraving Group and the Electronics and Hydraulics Products Group with operations in the United States, Europe, Canada, Australia, Singapore, Mexico, Brazil and China.  For additional information, visit the company's website at www.standex.com.

1 Safe Harbor Language

Statements in this news release include, or may be based upon, management's current expectations, estimates and/or projections about Standex's markets and industries. These statements are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may materially differ from those indicated by such forward-looking statements as a result of certain risks, uncertainties and assumptions that are difficult to predict. Among the factors that could cause actual results to differ are uncertainty in conditions in the financial and banking markets, general domestic and international economy including more specifically increases in raw material costs, the ability to substitute less expensive alternative raw materials, the heavy construction vehicle market, the new residential construction market, the ability to continue to successfully implement productivity improvements, increase market share, access new markets, introduce new products, enhance our presence in strategic channels, the successful expansion and automation of manufacturing capabilities and diversification efforts in emerging markets, the ability to achieve cost savings through lean manufacturing, cost reduction activities, and low cost sourcing, effective completion of plant consolidations and the other factors discussed in the Annual Report of Standex on Form 10-K for the fiscal year ending June 30, 2009, which is on file with the Securities and Exchange Commission, and any subsequent periodic reports filed by the company with the Securities and Exchange Commission. In addition, any forward-looking statements represent management's estimates only as of the day made and should not be relied upon as representing management's estimates as of any subsequent date. While the company may elect to update forward-looking statements at some point in the future, the company and management specifically disclaim any obligation to do so, even if management's estimates change.

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Standex International Corporation
Selected Segment Data

	Three Months Ended
	September 30,
	2009	2008
Net Sales
Food Service Equipment	$91,773	$101,756
Air Distribution Products	14,322	23,788
Engraving	19,187	21,568
Engineering Technologies	14,636	13,041
Electronics and Hydraulics	12,191	20,542
Total	$152,109	$180,695

Income from operations
Food Service Equipment	$13,301	$9,670
Air Distribution Products	95	3,112
Engraving	2,361	2,430
Engineering Technologies	2,830	1,910
Electronics and Hydraulics	786	2,392
Corporate	(4,758)	(4,442)
Restructuring costs	(1,557)	(4,321)
Total	$13,058	$10,751

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Standex International Corporation
Consolidated Statement of Operations (Unaudited)

	Three Months Ended
	September 30,
	2009	2008
Net sales	$152,109	$180,695
Cost of sales	102,921	123,577
Gross profit	49,188	57,118

Selling, general and administrative expenses	34,573	42,046
Restructuring costs	1,557	4,321

Income from operations	13,058	10,751

Interest expense	935	1,718
Other (income) expense, net	(244)	(771)
Total	691	947

Income from continuing operations before income taxes	12,367	9,804
Provision for income taxes	3,980	2,709
Net income from continuing operations	8,387	7,095

Income (loss) from discontinued operations, net of tax	1,395	(2,101)

Net income	$9,782	$4,994

Basic earnings per share:
Income from continuing operations	$0.68	$0.58
Income (loss) from discontinued operations	0.11	(0.17)
Total	$0.79	$0.41

Diluted earnings per share:
Income from continuing operations	$0.67	$0.57
Income (loss) from discontinued operations	0.11	(0.17)
Total	$0.78	$0.40

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Standex International Corporation and Subsidiaries
Statements of Consolidated Cash Flows (Unaudited)

	Three Months Ended
	September 30,
	2009	2008
Cash Flows from Operating Activities
Net income	$9,782	$4,994
Income/(loss) from discontinued operations	1,395	(2,101)
Income from continuing operations	8,387	7,095

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,719	4,153
Stock-based compensation	666	784
Non-cash expense of restructure charge	1,302	3,234
(Gain)/loss on sale of investments, real estate and equipment	26	(29)
Net changes in operating assets and liabilities	(5,464)	(18,038)
Net cash provided by (used in) operating activities - continuing operations	8,636	(2,801)
Net cash used in operating activities - discontinued operations	(1,201)	(150)
Net cash provided by operating activities	7,435	(2,951)
Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(739)	(1,872)
Expenditures for acquisitions, net of cash acquired	-	(1,388)
Proceeds withdrawn from life insurance policies	93	1,929
Proceeds from sale of investments, real estate and equipment	9	319
Net cash used for investing activities from continuing operations	(637)	(1,012)
Net cash provided by investing activities from discontinued operations	-	-
Net cash used for investing activities	(637)	(1,012)
Cash Flows from Financing Activities
Proceeds from additional borrowings	18,000	6,500
Payments of debt	(25,000)	(4,000)
Stock issued under employee stock option and purchase plans	98	480
Cash dividends paid	(634)	(2,583)
Purchase of treasury stock	(364)	(1,429)
Net cash used for financing activities from continuing operations	(7,900)	(1,032)
Net cash used for financing activities from discontinued operations	-	-
Net cash used for financing activities	(7,900)	(1,032)

Effect of exchange rate changes on cash and cash equivalents	172	(1,800)

Net changes in cash and cash equivalents	(930)	(6,795)
Cash and cash equivalents at beginning of year	8,984	28,657
Cash and cash equivalents at end of period	$8,054	$21,862

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Standex International Corporation
Consolidated Balance Sheets (Unaudited)

	September 30,	June 30,
	2009	2009

ASSETS
Current assets:
Cash and cash equivalents	$8,054	$8,984
Accounts receivable, net	89,879	81,893
Inventories, net	76,819	75,634
Income tax receivables	-	2,186
Prepaid expenses and other current assets	10,535	2,730
Deferred tax asset	13,354	13,278
Current assets - discontinued operations	2,901	-
Total current assets	201,542	184,705

Property, plant, equipment, net	100,799	108,612
Intangible assets, net	19,827	20,450
Goodwill	103,061	101,722
Other non-current assets	18,622	18,220
Total non-current assets	242,309	249,004

Total assets	$443,851	$433,709

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	57,795	58,802
Accrued liabilities	38,098	36,902
Income taxes payable	2,315	-
Current liabilities – discontinued operations	3,422	3,543
Total current liabilities	101,630	99,247

Long-term debt	87,300	94,300
Accrued pension and other non-current liabilities	65,396	63,876
Total non-current liabilities	152,696	158,176

Stockholders' equity:
Common stock	41,976	41,976
Additional paid-in capital	28,666	28,690
Retained earnings	428,305	419,157
Accumulated other comprehensive loss	(49,414)	(52,591)
Treasury shares	(260,008)	(260,946)
Total stockholders' equity	189,525	176,286

Total liabilities and stockholders' equity	$443,851	$433,709

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Standex International Corporation
Reconciliation of GAAP to non-GAAP Financial Measures

	Three Months Ended
	September 30,
	2009	2008	% Change
Adjusted income from operations and adjusted net income from continuing operations:
Income from operations, as reported	$13,058	$10,751	21.5%
Adjustments:
Restructuring costs	1,557	4,321
Adjusted income from operations	$14,615	$15,072	-3.0%
Interest and other expenses	(691)	(947)
Life insurance benefit	-	(1,084)
Provision for income taxes	(3,980)	(2,709)
Tax impact of above adjustments	(537)	(1,491)
Net income from continuing operations, as adjusted	$9,407	$8,841	6.4%

EBITDA and Adjusted EBITDA:
Income (loss) from continuing operations before income taxes, as reported	$12,367	$9,804
Add back:
Interest expense	935	1,718
Depreciation and amortization	3,719	4,153
EBITDA	$17,021	$15,675	8.6%
Adjustments:
Restructuring charges	1,557	4,321
Life insurance benefit	-	(1,084)
Adjusted EBITDA	$18,578	$18,912	-1.8%

Free operating cash flow:
Net cash provided by operating activities, as reported	$7,435	$(2,951)
Less: Capital expenditures	(739)	(1,872)
Free operating cash flow	$6,696	$(4,823)
Net income	9,782	4,994
Conversion of free operating cash flow	68.5%	-96.6%	NM

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Standex International Corporation
Reconciliation of GAAP to non-GAAP Financial Measures

	Three Months Ended
	September 30,
	2009	2008
Adjusted per share net income from continuing operations
Per share net income from continuing operations, as reported	$0.67	$0.57

Adjustments:
Restructuring charges	0.08	0.23
Life insurance benefit	-	(0.09)
Per share net income from continuing operations, as adjusted	$0.75	$0.71

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